EXHIBIT 8.1
List of Significant Subsidiaries
The following is a list of the Company’s significant subsidiaries as at March 15, 2008.

	State or	Proportion of
	Jurisdiction of	Ownership
Name of Significant Subsidiary	Incorporation	Interest

TEEKAY CHARTERING LIMITED	MARSHALL ISLANDS	100%
TEEKAY HOLDINGS LIMITED	MARSHALL ISLANDS	100%
SINGLE SHIP LIMITED LIABILITY COMPANIES	MARSHALL ISLANDS	100%
TEEKAY LNG PARTNERS LP	MARSHALL ISLANDS	64	%(1)
TEEKAY OFFSHORE PARTNERS LP	MARSHALL ISLANDS	60	%(1)
TEEKAY OFFSHORE OPERATING LP	MARSHALL ISLANDS	90	%(1)
TEEKAY NAVION OFFSHORE LOADING PTE LTD	SINGAPORE	90	%(1)
TEEKAY PETROJARL ASA	NORWAY	65%
TEEKAY TANKERS LTD	MARSHALL ISLANDS	54	%(2)

(1)
Partnership is controlled by the General Partner. Teekay Corporation has a 100% beneficial ownership in the General Partner. In limited cases, approval of a majority or supermajority of the common unit holders (in some cases excluding units held by the General Partner and its affiliates) is required to approve certain actions.

(2)	Proportion of voting power held is 53%.